410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Fourth Quarter and Fiscal 2021 Results

CHICAGO-(October 13, 2021) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its fourth quarter and fiscal year 2021.

	Fourth Quarter			Year to Date
(in thousands, except per share amounts)	Ended July 31			Ended July 31
	2021	2020	Change	2021	2020	Change
Consolidated Results
Net Sales	$78,129	$64,844	20%	$304,981	$283,227	8%
Net Income Attributable to Oil-Dri	$603	$5,886	(90)%	$11,113	$18,900	(41)%
Earnings per Common Diluted Share	$0.08	$0.83	(90)%	$1.57	$2.65	(41)%
Business to Business
Net Sales	$30,022	$26,628	13%	$110,120	$104,260	6%
Segment Operating Income*	$3,791	$6,255	(39)%	$25,086	$26,882	(7)%
Retail and Wholesale
Net Sales	$48,107	$38,216	26%	$194,861	$178,967	9%
Segment Operating Income (Loss)*	$3,283	($825)	498%	$11,916	$13,079	(9)%

* Segment operating income (loss) for fiscal year 2020 has been adjusted. See Note 1 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended July 31, 2021.

Daniel S. Jaffee, President and Chief Executive Officer, stated, “Our performance in the fourth quarter and fiscal year 2021 was disappointing despite tremendous top-line growth with record high consolidated net sales for both periods. Our profitability was greatly reduced due to significant cost inflation across all input channels. Not only did the price of resin used in our jugs and pails spike, but higher lumber costs for pallets also contributed to the considerable increase in our overall packaging expenses. Dramatic increases in freight, natural gas and other material costs also negatively impacted our margins. In response to these rising costs, we implemented price increases across our product portfolio. However, it is clear we did not keep up with the rapid pace of inflation. Additionally, our supply chain was challenged as a result of trucking and ocean carrier capacity constraints combined with a nationwide labor shortage. Despite these headwinds, we achieved many of our strategic goals and delivered increased dividends to our shareholders during the fiscal year. We continue to push forward with our two biggest growth opportunities: mineral-based antibiotic alternative feed additives and lightweight cat litter. I am excited to report that our animal health products are currently in several trials across the globe. In addition, consumer demand for our lightweight cat litter remains strong, and our branded and private label products continue to surpass category growth. Our new Cat’s Pride UltraClean and Cat’s Pride Flushable items were recently launched, and we are convinced consumers will enjoy the products’ unique benefits. As we begin fiscal year 2022, we will continue to focus on developing our value-added businesses and enhancing profitability.”

Full Year Results
Consolidated net sales for fiscal year 2021 reached an all-time record high of $305 million, reflecting an 8% increase over the prior year. This was primarily due to higher demand of our cat litter and agricultural products which increased 9% and 19%, respectively, in fiscal year 2021 compared to the prior year. Revenues from our fluid purification products were 3% greater than last year, while sales of animal health and nutrition products were essentially flat. Industrial and sports business revenues grew 9% year over year, and we experienced steady sales gains of 2% from our co-packaging coarse cat litter business.

Annual consolidated gross profit decreased by $3.5 million, as margins were reduced to 21% in fiscal 2021 from 24% in the prior year. Severe inflationary pressures caused domestic cost of goods sold per manufacturing ton to increase approximately 8% in the twelve month period compared to the prior year. Domestic freight, packaging and natural gas per manufactured ton rose 13%, 19%, and 15%, respectively over the prior year. U.S. non-fuel manufacturing costs per ton increased approximately 3%, primarily driven by higher costs of purchased materials.

Included in fiscal year 2020’s results, was the one-time pre-tax receipt of $13 million in connection with an intellectual property license agreement which occurred in the fourth quarter of the same year.

Selling, general and administrative (“SG&A”) expenses for fiscal year 2021 decreased 8% from the prior year primarily due to lower advertising spending, estimated annual incentive bonus accrual and pension expense. Fiscal 2020 SG&A expenses included a legal contingency offset by a curtailment gain related to our Supplemental Executive Retirement Plan. In addition, a change in the allocation of expenses from SG&A to cost of goods sold affected quarterly segment operating income in both fiscal years 2021 and 2020 by $5.3 million and $7.1 million, respectively. This reclassification did not affect consolidated operating or net income.

Consolidated annual operating income was $13 million, reflecting a 47% decrease from the prior year. Excluding the aforementioned one-time pre-tax receipt of $13 million in fiscal 2020, operating income for fiscal 2021 was 10% greater than last year.

Other income (expense), net in fiscal year 2021 included approximately $600,000 of settlement costs under our pension plan, compared to $2 million in fiscal year 2020.

Full year net income attributed to Oil-Dri was $11.1 million, reflecting a 41% decrease from the prior year.

Cash and Cash Equivalents decreased to $24.6 million in fiscal 2021 from $41 million in fiscal 2020, as a result of higher cost of goods sold and a significant fiscal 2020 bonus payout which was paid in fiscal 2021. Debt decreased to $9 million in fiscal 2021 from $10 million in the prior year.

Fourth Quarter Results
Consolidated net sales in the fourth quarter reached an all-time quarterly high of $78 million, or a 20% increase over the prior year. Sales from our cat litter, industrial and sports, and agricultural businesses drove the majority of this growth. Demand for fluids purification products and co-packaged coarse cat litter also increased in the fourth quarter over the prior year, while revenues from our animal health and nutrition products were essentially flat.

Fourth quarter consolidated gross profit decreased by approximately $1.5 million, while margin was reduced to 19% in fiscal 2021 from 21% in fiscal 2020. Although revenues grew significantly in the quarter, these gains were offset by a 7% increase in domestic cost of goods sold per manufactured ton compared to the prior year. Trucking capacity constraints and high fuel costs resulted in a 7% increase in domestic freight per manufactured ton compared to the same period last year. Due to extreme inflation on resin and lumber prices, domestic packaging costs per manufactured ton increased 40%. Further contributing to the reduction in margin was higher domestic natural gas per manufactured ton which increased 67% in the fourth quarter over the prior year.

In the fourth quarter of fiscal 2021, consolidated operating income was $1.7 million compared to $9.1 million in fiscal 2020. Revenue increases and a $4 million, or 24%, reduction in SG&A expenses were partially offset by significantly higher cost of goods sold. Also, impacting the quarterly results comparison was the one-time pre-tax receipt of $13 million resulting from an intellectual property license agreement which occurred in the fourth quarter of fiscal 2020. Last year’s results included a legal contingency as well as an accrual which was no longer deemed necessary in fiscal year 2021. In addition, a change in the allocation of expenses from SG&A to cost of goods sold affected quarterly segment operating income in both fiscal years 2021 and 2020 by $755,000 and $2.2 million, respectively. This reclassification did not affect consolidated operating or net income. Fourth quarter consolidated net income attributed to Oil-Dri was $603,000 in fiscal 2021 compared to $5.9 million in fiscal 2020.

Product Group Review
The Business to Business Products (“B2B”) Group’s fourth quarter revenues reached a record $30 million, a 13% gain over the prior year. This increase was primarily driven by strong revenue growth from the agricultural and fluid purification businesses. Sales of agricultural products increased by 37% over the prior year, as demand from one of our largest customers rose in the quarter. The B2B Products Group also benefited from a 7% increase in revenues within the fluids purification business. Sales of bleaching clay products were strong in North America and Latin America, while softer revenues were experienced in Europe and Asia. COVID-19 continued to limit our ability to conduct and participate in product tests at edible oil plants, thus resulting in lower than expected sales growth. The ongoing pandemic also negatively impacted our jet fuel business in regions such as Europe and Asia where air travel is still at low levels. Our co-packaging coarse cat litter experienced sales gains of 16% in the fourth quarter compared to the prior year, primarily due to increased pricing. Fourth quarter revenues of animal health products remained flat compared to the same period last year. African Swine Fever and the ongoing pandemic created challenges for the global animal protein production market, including feed additives. Despite this, we achieved sales increases of 66% in China during the fourth quarter compared to the prior year, as well as top line growth in Asia, Latin America, and North America. However, these increases were offset by lower revenues in Mexico, as fiscal 2020 included the sale of animal health related equipment that did not recur this year.

Operating income for the B2B Products Group was $3.8 million in the fourth quarter of fiscal 2021 compared to $6.3 million in fiscal 2020. The prior year’s results reflect the reallocation of $943,000 between SG&A expenses and cost of goods sold. Higher sales were offset by inflationary headwinds and an 11% increase in SG&A expenses over the previous fourth quarter. These elevated SG&A costs were a result of increased compensation and travel expenses, reflecting investments in our animal health business through additional sales personnel and leadership.

The Retail and Wholesale (“R&W”) Products Group’s fourth quarter revenues were $48 million, a 26% increase over the prior year. This was driven by a 25% increase in domestic cat litter sales due to strong demand for our branded and private label products. We exceeded category sales growth of 12.1% for the 12-week period ended July 17, 2021, according to third-party market research data for retail sales1. Demand for our branded and private label lightweight litter products continued to rise as demonstrated by the 43% increase in fourth quarter sales over the prior year. Our e-commerce business experienced double-digit revenue gains for the fourth quarter compared to the same period last year.

As more consumers have broadened their online purchases since the onset of the pandemic, e-commerce retailers have increased their Cat’s Pride product offerings, including some of our newly launched products. Revenues from our Canadian subsidiary demonstrated strong top line growth due to higher demand of cat litter and industrial absorbent products. Our domestic industrial and sports products business also contributed to the R&W Products Group’s revenue improvement in the fourth quarter of fiscal 2021 with sales increasing 36% over the prior year. This gain can be attributed to the return of pre-pandemic industrial product purchasing levels and the reopening of sports fields across the United States.

Operating income for the R&W Products Group was $3.3 million in the fourth quarter of fiscal year 2021 compared to ($825,000) in the prior year. Prior year’s results reflect the reallocation of $1.3 million between SG&A expenses and cost of goods sold. SG&A expenses for the fourth quarter of fiscal year 2021 declined by 10% from last year. This was primarily due to a reduction in advertising spending as a result of a shift in timing of our marketing campaign from the fourth quarter of fiscal 2021 to fiscal 2022. We expect advertising costs for the upcoming fiscal 2022 to be higher than fiscal 2021.

The Company will host its fourth quarter of fiscal 2021 earnings teleconference on Friday, October 15, 2021 at 10:00 a.m. Central Time. Participation details are available on our website’s Events page.

###

1Based in part on data reported by NielsenIQ through its Scantrack Service for the Cat Litter Category in the 12-week period ended July 17, 2021, for the U.S. xAOC+Pet Supers market. Copyright © 2021 Nielsen.

Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With 80 years of experience, the company continues to fulfill its mission to Create Value from Sorbent Minerals.

“Oil-Dri” and “Cat’s Pride” are registered trademarks of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” or variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Category: Earnings
Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)	Fourth Quarter Ended July 31
	2021	% of Sales	2020	% of Sales
Net Sales	$78,129	100.0%	$64,844	100.0%
Cost of Sales (1)	(63,323)	(81.0)%	(51,521)	(79.5)%
Gross Profit	14,806	19.0%	13,323	20.5%
Other Operating Income (2)	—	—%	13,000	20.0%
Selling, General and Administrative Expenses (1)(3)	(13,122)	(16.8)%	(17,190)	(26.5)%
Operating Income	1,684	2.2%	9,133	14.1%
Interest Expense	(180)	(0.2)%	(204)	(0.3)%
Other Expense (4)	(210)	(0.3)%	(1,341)	(2.1)%
Income Before Income Taxes	1,294	1.7%	7,588	11.7%
Income Tax Expense	(737)	(0.9)%	(1,707)	(2.6)%
Net Income	557	0.7%	5,881	9.1%
Net Loss Attributable to Noncontrolling Interest	(46)	(0.1)%	(5)	—%
Net Income Attributable to Oil-Dri	$603	0.8%	$5,886	9.1%

Net Income Per Share: Basic Common	$0.09		$0.85
Basic Class B Common	$0.07		$0.63
Diluted Common	$0.08		$0.83
Diluted Class B Common	$0.06		$0.62
Avg Shares Outstanding: Basic Common	5,136		5,139
Basic Class B Common	1,918		1,954
Diluted Common	5,252		5,255
Diluted Class B Common	1,963		1,966

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)
	Twelve Months Ended July 31,
	2021		2020
Net Sales	$304,981	100.0%	$283,227	100.0%
Cost of Sales (1)	(239,740)	(78.6)%	(214,521)	(75.7)%
Gross Profit	65,241	21.4%	68,706	24.3%
Other Operating Income (2)	—	—%	13,000	4.6%
Selling, General and Administrative Expenses (1)(3)	(52,205)	(17.1)%	(56,879)	(20.1)%
Operating Income	13,036	4.3%	24,827	8.8%
Interest Expense	(722)	(0.2)%	(518)	(0.2)%
Other Income (Expense), Net (4)	1,054	0.3%	(1,289)	(0.5)%
Income Before Income Taxes	13,368	4.4%	23,020	8.1%
Income Tax Expense	(2,388)	(0.8)%	(4,280)	(1.5)%
Net Income	10,980	3.6%	18,740	6.6%
Net Loss Attributable to Noncontrolling Interest	(133)	—%	(160)	(0.1)%
Net Income Attributable to Oil-Dri	$11,113	3.6%	$18,900	6.7%

Net Income Per Share: Basic Common	$1.61		$2.70
Basic Class B Common	$1.20		$2.02
Diluted Common	$1.57		$2.65
Diluted Class B Common	$1.18		$1.99
Avg Shares Outstanding: Basic Common	5,142		5,149
Basic Class B Common	1,926		2,020
Diluted Common	5,253		5,246
Diluted Class B Common	1,967		2,046

(1) Subsequent to the issuance of our Annual Report on Form 10-K for the fiscal year ended July 31, 2020, we identified an immaterial error in our historical financial statements related to the classification of certain costs as selling, general and administrative expenses as it relates to the production of our inventory and should be classified as cost of sales. These costs generally relate to our annual discretionary bonus and 401(k) employer match for our manufacturing teammates, teammate salaries for individuals in our support functions that spend a portion of their time related to our manufacturing operations such as IT, and other costs mostly related to consultants and outside services. Since the error was not material to any prior period interim or annual financial statements, we have adjusted for these errors by revising our historical consolidated financial statements. See Note 1 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended July 31, 2021 for further information about amounts included in this lien item for the years presented.

(2) See Note 1 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended July 31, 2021 for further information about amounts included in this line item for the years presented

(3) See Note 9 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended July 31, 2021 for further information about amounts included in this line item for the years presented.

(4) See Note 8 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended July 31, 2021 for further information about amounts included in this line item for the years presented.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

		As of July 31
		2021	2020
Current Assets
Cash and Cash Equivalents		$24,591	$40,890
Accounts Receivable, Net		40,923	34,911
Inventories		23,598	23,893
Prepaid Expenses and Other Assets		12,830	8,726
Total Current Assets		101,942	108,420
Property, Plant and Equipment, Net		95,940	92,948
Other Noncurrent Assets		29,684	34,514
Total Assets		$227,566	$235,882

Current Liabilities
Current Maturities of Notes Payable		$1,000	$1,000
Accounts Payable		9,206	12,529
Dividends Payable		1,865	1,808
Other Current Liabilities		26,919	30,870
Total Current Liabilities		38,990	46,207
Noncurrent Liabilities
Notes Payable		7,878	8,848
Other Noncurrent Liabilities		21,466	32,863
Total Noncurrent Liabilities		29,344	41,711
Stockholders' Equity		159,232	147,964
Total Liabilities and Stockholders' Equity		$227,566	$235,882

Book Value Per Share Outstanding		$22.53	$20.64

Acquisitions of:
Property, Plant and Equipment	Fourth Quarter	$8,082	$3,870
	Year To Date	$18,839	$14,740
Depreciation and Amortization Charges	Fourth Quarter	$3,524	$3,524
	Year To Date	$14,177	$13,923

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	For the Twelve Months Ended
	July 31
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$10,980	$18,740
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	14,177	13,923
Increase in Accounts Receivable	(5,955)	(12)
Decrease in Inventories	518	213
(Decrease) Increase in Accounts Payable	(2,411)	4,238
(Decrease) Increase in Accrued Expenses	(4,097)	8,632
Decrease in Pension and Postretirement Benefits	(2,652)	(5,684)
Other	3,076	2,412
Total Adjustments	2,656	23,722
Net Cash Provided by Operating Activities	13,636	42,462

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(18,839)	(14,740)
Other	9	63
Net Cash Used in Investing Activities	(18,830)	(14,677)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Notes Payable	—	10,000
Principal Payments on Notes Payable	(1,000)	(6,321)
Dividends Paid	(7,192)	(7,030)
Purchase of Treasury Stock	(3,130)	(5,541)
Other	—	142
Net Cash Used in Financing Activities	(11,322)	(8,750)

Effect of exchange rate changes on Cash and Cash Equivalents	217	(7)

Net (Decrease) Increase in Cash and Cash Equivalents	(16,299)	19,028
Cash and Cash Equivalents, Beginning of Period	40,890	21,862
Cash and Cash Equivalents, End of Period	$24,591	$40,890